Equipment Purchase Contract No. 2006-320

Dated as of March 15, 2006

This Equipment Purchase Contract (this "Contract") is entered into as of March 15, 2006 by and between Pacer International, Inc., a Tennessee corporation, located at One Concord Center, 2300 Clayton Road, Suite 1200, Concord, California, U.S.A. ("Buyer"), and Singamas Container Holdings Ltd., 19/F., Dah Sing Financial Centre, 108 Gloucester Road, Hong Kong ("Seller").

Buyer and Seller agree as follows:

ARTICLE 1. Contract Price: Delivery Schedule;

    Seller covenants and agrees to manufacture, at a plant located at Qingdao, China, or at such additional plants as may be approved by Buyer (collectively the "Plant"), the steel containers described in Exhibit A (collectively, the "Equipment" and each individually, a "Unit" or "Container") in accordance with the Specification (defined below), and shall sell and deliver the Equipment to Buyer at Buyer's depots as set forth in Exhibit A ("Buyer's Depots"), or to such other locations as may be agreed to between Buyer and Seller pursuant to ARTICLE 7 (collectively, the "Authorized Delivery Locations"), in accordance with the delivery schedule set forth in Exhibit A, as the same may be modified pursuant to ARTICLE 2(d), 3(b) or 4(a) (as modified, the "Delivery Schedule"), at Seller's risk and expense as provided in this Contract, all for the consideration specified in Exhibit A. The contract price for Units delivered during each month shall be determined by multiplying the price per Units purchased and delivered during such month (set forth in Exhibit A as the "Unit Price"), by the number of Units delivered to Buyer during said month (the aggregate price thus computed, the "Contract Price"). Time is of the essence of this Contract.

ARTICLE 2. Specification; Prototype; Interpretation: Changes

    On or before March 15, 2006, Buyer and Seller agree to jointly develop and produce design and construction specifications (the "Specification") for the manufacture of the Equipment. The Specification shall satisfy the standards of the Association of American Railroads set forth in Exhibit B hereto (the "Standards"). The Specification shall be subject to final approval in writing of both Buyer and Seller. The terms and provisions of the Specification approved by both Buyer and Seller in writing shall be incorporated into this Contract by this reference.

    The Specification shall define the principal characteristics of the Units of Equipment, which at the time of delivery shall be suitable for commercial use in carrying freight in highway and rail transportation. The Specification shall be interpreted to accomplish this objective.

    If any discrepancy, difference or conflict exists between the provisions of ARTICLES 1 through 18 of this Contract or any Exhibit hereto and the Specification, then, to the extent of such discrepancy, difference or conflict only, the Specification shall be ineffectual and the provisions of ARTICLES l through 18 and the Exhibits hereto shall prevail; but in all other respects, the Specification shall be in full force and effect. Any question whether the Specification is in conflict with the provisions of this Contract shall be brought to the attention of Buyer who shall resolve such conflict or discrepancy and give direction in writing to Seller how to proceed, and Seller shall comply with such directions. Seller shall not depart from the requirements of the Specification without the prior written authorization by Buyer.

    Both Seller and Buyer may propose a change in the Specification for the Equipment. Within five (5) working days after receipt of Buyer's proposal for a change, or with any proposal for a change by Seller, Seller shall prepare and submit to Buyer an estimate (the "Estimate") in such detail as Buyer may reasonably require, which shall contain (i) a description of the change, including any changes to the Specification or in the Equipment, (ii) the net increase or decrease in the Unit Price and the Contract Price, and (iii) the effect of the change on the Delivery Schedule. Buyer shall accept or reject the Estimate within five (5) working days. If the Estimate is accepted, Buyer shall prepare, and Buyer and Seller shall execute, a contract change (the "Contract Change"), which shall contain a description of the change, including any changes to the Specification or the Equipment, the effect on the Delivery Schedule and the effect on the Unit Price and the Contract Price. If Buyer does not notify Seller of Buyer's acceptance or rejection of any Estimate, or if Buyer rejects an Estimate, this Contract and the Specification shall continue to remain in full force and effect notwithstanding the parties' failure to agree to such Estimate, and the parties' shall continue to work reasonably and in good faith (but shall not be obligated) to reach a mutually acceptable agreement with respect to such proposed changes.

ARTICLE 3. Excusable Delay; Extension of Time; Right of Cancellation

    If either Buyer or Seller is delayed in making or taking delivery of any Unit of Equipment as a result of any "Excusable Delay" (as defined in the next sentence), Buyer and Seller shall not be liable for such failure or delay and the Delivery Schedule stated in ARTICLE 1, as adjusted by Contract Changes executed by Buyer and Seller pursuant to ARTICLE 2, shall be extended in the event Seller or Buyer shall have given written notice to the other party within the time periods specified in ARTICLE 3(b) of the Excusable Delay (subject however to Buyer's cancellation rights in ARTICLE 3(c)). An "Excusable Delay" as to any party shall mean a delay in the delivery of the Equipment caused solely by the other party or by the occurrence of an event of delay beyond the control of such party which such party is unable to prevent through the exercise of due diligence, which delay is attributable to (i) acts of God (other than ordinary storms or ordinary inclement weather conditions), earthquakes, lightning or flood; (ii) explosions, fire or vandalism, provided such explosion, fire or vandalism did not result from the gross negligence of Seller; or (iii) strikes or other similar industrial disturbances (not including any strikes or industrial disturbances resulting from unilateral changes made by Seller or its affiliated companies), riots, insurrections, war, sabotage, blockages or embargoes, and epidemics.

    Upon the occurrence of an Excusable Delay, written notice shall be given by Seller to Buyer within five (5) days after knowledge thereof has come to the attention of Seller or within five (5) days after the date on which Seller, after reasonably diligent inquiry, should have known of such Excusable Delay, whichever is the earlier date. Upon the cessation of any Excusable Delay, written notice thereof and of the anticipated effect thereof, if any, on the Delivery Schedule shall be given by Seller to Buyer within five (5) days. The failure of Seller to give the required notices within the periods specified by this ARTICLE shall constitute a waiver by Seller of its right to seek an extension of the Delivery Schedule. Buyer shall notify Seller, within five (5) days after receipt of Seller's notice, of Buyer's agreement or disagreement with Seller's claim for extension of the Delivery Schedule. If Buyer and Seller agree on the adjustment of the Delivery Schedule, Buyer shall prepare and Buyer and Seller shall execute a Contract Change reflecting such agreement.

    In the event that any of the following events shall occur (each a "Cancellation Event"), Buyer shall have the right, in addition to any other rights it may have under the law or any other provisions of this Contract, to cancel this Contract with respect to the undelivered Units of Equipment:

    an Excusable Delay shall have occurred and such Excusable Delay shall have continued for more than one hundred twenty (120) days; or

    Seller shall fail to complete the manufacture of any Units, including any exercised Option Equipment referred to in Article 14 and make them available for inspection by Buyer or Buyer's Inspectors pursuant to ARTICLES 6(a) and (b), at least thirty-five (35) days prior to the respective Scheduled Delivery Dates for such Units; or

    Seller shall fail to deliver any Units to Buyer at an agreed Authorized Delivery Location pursuant to ARTICLE 7 within sixty (60) days after the respective Scheduled Delivery Dates for such Units.

    In the event of any cancellation of this Contract pursuant to ARTICLE 3(c), Buyer shall have no liability to Seller for payment of any part of the Contract Price for the Units of Equipment which have been cancelled and Seller shall have no further liability to Buyer to deliver such Units of Equipment; provided that any such cancellation shall not terminate any rights that may have accrued to Buyer under this Contract prior to cancellation.

ARTICLE 4. Prototype; Inspection and Testing

(a) Within thirty (30) days following written approval of the Specification by Buyer and Seller pursuant to ARTICLE 2(a), Seller shall manufacture one prototype Unit of Equipment conforming to the Specification, this Contract and the Standards (the "Prototype') and Seller shall perform all tests on the Prototype as required to obtain certification by Buyer's designated certification and inspection organization ("Buyer's Survey Agency") and to enable Buyer to determine insofar as is practicable whether the Unit of Prototype conforms to the Specification, this Contract and the Standards, including without limitation the tests specified in Exhibit C. Seller shall bear the expense for inspection and testing of the Prototype. In the event that, in the sole opinion of Buyer, the Prototype conforms to the Specification, this Contract and the Standards, Buyer shall notify Seller that the Prototype and Specification are acceptable, the Specification shall not be modified and the remaining Units shall be manufactured in accordance with the Specification, this Contract and the Standards. In the event that, in the sole opinion of Buyer, the Prototype does not conform to the Specification, this Contract and the Standards, Buyer shall notify Seller in writing as to any deficiencies in the Specification and/or the Prototype and Seller shall, at Seller's expense, (i) in respect to any deficiencies in the Specification and the Prototype, work with Buyer to first make any necessary changes to the Specification (which changes must be agreed to by Buyer and Seller), and repair or replace the Prototype as necessary to conform to the Specification as so changed, or (ii) in respect to any deficiencies in respect to the Prototype but not the Specification, repair or replace the Prototype as necessary to conform to the Specification, this Contract and the Standards. Following any repair or replacement of the Prototype pursuant to this ARTICLE 4(a), Seller shall perform the tests on the repaired or replaced Prototype pursuant to this ARTICLE 4(a), and Buyer shall be entitled to the same rights under this ARTICLE 4(a) in respect to the repaired or replaced prototype as the original Prototype.

(b) Within fifteen (15) days after confirmation by Buyer that the Prototype conforms to the Specification, this Contract and the Standards pursuant to ARTICLE 4(a), but in any event no later than thirty (30) days prior to commencement of production of the Equipment, Seller shall submit to Buyer four (4) copies of the final Specification for the Equipment being purchased under this Contract, consisting of the original Specification and any changes pursuant to ARTICLE 2(d) or 4(a). The final Specification shall be identified by number and dated, and shall include: the Seller's production model number, list and copies of applicable working drawings with drawing number, a general arrangement drawing of the Equipment, and a marking drawing for production. Seller shall deliver the final Specification and working drawings to Buyer not less than thirty (30) days prior to commencement of production.

ARTICLE 5. Work and Materials; Subcontracting; Production Schedule; Inspection and Tests

(a) All work performed on the Equipment shall be in accordance with good commercial practice and all material, supplies and equipment incorporated in the Equipment shall be new, suitable and of the best quality for the service intended. Seller agrees that the standards, test and quality control procedures used in the manufacture of the Equipment shall at least equal those demonstrated to Buyer during any inspection of the Plant by Buyer, or if Buyer shall not have inspected any such Plant, then at least equal to those extended or warranted by Seller to its other customers in the United States. Seller agrees that Buyer's inspectors or agents shall be allowed access to the Plant to witness production and quality control at all reasonable times.

(b) Seller shall not subcontract its obligations under this Contract to manufacture the Equipment without the prior written approval of Buyer. In the event that Seller desires to subcontract the manufacturing obligations, Seller shall advise Buyer the name of the proposed subcontractor at least thirty (30) days in advance of any initial production and shall provide Buyer with such other information about the proposed subcontractor as Buyer may reasonably request. If a subcontractor of the Equipment is consented to under this ARTICLE, such subcontractor shall be deemed included within the term "Seller" in this Contract and Seller and such subcontractor shall be jointly and severally liable for any and all obligations of Seller and such subcontractor under this Contract, but Buyer shall not be required to respond or look to, or deal with, such subcontractor and shall be entitled to respond or look only to, and deal only with, the original Seller named in this Contract with respect to the performance and enforcement of Seller's and such subcontractor's obligations and rights under this Contract.

(c) All Equipment and all workmanship, materials, supplies and equipment incorporated therein shall be subject to inspection and tests by Buyer, Buyer's Survey Agency and other inspector (jointly "Buyer's Inspectors") at any reasonable time during manufacturing at the Plant. All Equipment, materials, supplies and equipment not conforming to the requirements of the Specification, this Contract and the Standards shall be subject to Buyer's written agreement and approval.

ARTICLE 6. Technical Acceptance

    Subject to any permissible delay attributable to an Excusable Delay, Seller agrees to complete the manufacture of Units conforming to the Specification, this Contract and the Standards and make them available to Buyer's Inspectors for inspection at the Plant at least thirty-five (35) days prior to their respective Scheduled Delivery Dates.

    Following completion of the manufacture of each Unit at the Plant, Seller shall notify Buyer in writing of such completion and Seller shall arrange to allow Buyer's Inspectors to undertake an initial inspection of such Unit to determine whether such Unit is in conformance with the Specification, this Contract and the Standard.

    If Buyer's Inspectors shall determine that a Unit is in conformance with the Specification, this Contract and the Standards following the initial inspection at the Plant pursuant to ARTICLE 6(a), Buyer's Inspectors shall issue and deliver to Seller and Buyer a certification in the form attached hereto as Exhibit D (the "Inspection Certificate"), or otherwise confirm that in the opinion of Buyer's Inspectors, the Units of Equipment identified therein comply with the Specification, this Contract and the Standards. If Buyer's Inspectors determine that the Equipment is not in conformance with the Specification, this Contract and the Standards, Buyer's Inspectors shall notify Buyer and Seller of their determination in writing, and shall identify any non-conformities, and Seller shall promptly repair or replace any non-conforming Units with conforming Units, which will then be subject to further inspection pursuant to ARTICLES 6(a), (b) and (c).

    Unless otherwise agreed by Buyer in writing, the failure of a Unit of Equipment, or materials, supplies and equipment thereof, in a test shall, at Buyer's option, be considered the failure of each Unit in the same production series. Seller shall bear all costs to test, correct or replace such Units. Seller shall promptly correct or replace all rejected Equipment, and materials, supplies and equipment related thereto, such correction and replacement to be to the satisfaction of and without cost to Buyer.

    Buyer shall pay the cost of Buyer's Inspectors under this Contract, other than for the costs of tests of the Prototype pursuant to ARTICLE 4(a) and as provided in the next sentence, which costs shall be paid by Seller. If Buyer's Inspectors determine that a Unit of Equipment fails to conform to the requirements of this Contract, the costs and charges of the original tests, any additional tests and work and materials in connection with the correction and/or replacement of the Equipment shall be paid by Seller.

ARTICLE 7. Delivery of Equipment

(a) Following the manufacture of Units and technical acceptance thereof by Buyer pursuant to ARTICLE 6(c), Seller shall deliver such Units to one of Buyer's Depots at the agreed Authorized Delivery Location specified in Exhibit A (the "Authorized Delivery Location") by the Scheduled Delivery Dates specified in the Delivery Schedule (the "Delivered Units").

(b) Following arrival of any Delivered Units at an agreed Authorized Delivery Location pursuant to ARTICLE 7(a), Buyer shall have an opportunity to re-examine such Delivered Units to determine that they still conform to the Specification, this Contract and the Standards. If such inspection does not disclose any obvious damages to any Delivered Units, an Equipment Interchange Receipt ("EIR") shall be issued upon release of such Delivered Units from a discharging terminal to Buyer or Buyer's motor carrier or drayman at the agreed Authorized Delivery Location. Damage occurring prior to and during the lifting of any Delivered Units onto a chassis shall be Seller's responsibility.

(c) For Delivered Units which are delivered to an agreed Authorized Delivery Location in apparent good order, Buyer's agent shall issue an EIR for each Delivered Unit with the notation "Delivered in apparent good order." All Delivered Units shall be considered delivered upon the earlier of (i) the execution of the EIR by Buyer's agent, or (ii) the date payment of the Contract Price for such Units is due and payable pursuant to ARTICLE 18 below, at which time title to and risk for such Units of accepted Equipment shall pass to Buyer (or Buyer's assignee if Buyer shall have assigned its rights under this Contract in respect to such Units of Equipment).

(d) If, upon arrival of any Delivered Units at an agreed Authorized Delivery Location, Buyer or Buyer's Inspectors determine that any of the Delivered Units are damaged, Buyer will report such damage to Seller immediately and notify such damage to the terminal and Seller will repair or replace any damaged Delivered Units pursuant to ARTICLE 7(f).

(e) Notwithstanding the delivery of a Delivered Unit by Seller to Buyer or issuance of an EIR for such Delivered Unit by Buyer pursuant to this ARTICLE 7, if Buyer discovers that any such Delivered Unit was damaged or otherwise did not conform to the Specification, this Contract and the Standards at the time it was delivered by Seller and Buyer notifies Seller within thirty (30) days following such delivery, Seller shall promptly repair or replace such Delivered Unit.

(f) In respect to any Units that Seller is obligated the repair or replace pursuant to this ARTICLE 7, if the estimated cost of the repair of any Unit in the reasonable determination of Buyer is over the Damage Threshold specified in Exhibit A (the "Damage Threshold"), such Unit shall be considered non-repairable and Seller shall promptly, at Seller's expense, replace such Unit with a Unit that conforms to the Specification, this Contract and the Standards. If the estimated cost of the repair of any such Unit in the reasonable determination of Buyer is not greater than the Damage Threshold, Seller will arrange the repair of such Unit at Seller's expense or Seller will reimburse the repair amount to Buyer if Buyer elects to have Buyer or Buyer's designated repair shop complete the repair. The repair shall be accomplished in accordance with the latest Institute of International Container Lessors ("IICL") repair guide. Buyer acknowledges that the Equipment cannot be sent back to Seller's plant in China; therefore, both parties agree to use their best efforts to settle the damage issues in the discharged locations. Seller shall be responsible to pay all costs for the repair, but such costs shall be limited to the costs of inspection, estimation, transportation (including mounting repaired Equipment on chassis and making same available for interchange to Buyer's motor carrier or drayman at a location reasonably acceptable to Buyer), and repair of, the Equipment.

(g) Subject to ARTICLE 7(h), Seller will provide up to twelve (12) calendar days of free storage after discharge of the Equipment from the ship at the destination location of Los Angeles/Long Beach, CA. The Buyer shall pay charges for all additional storage after the first twelve (12) calendar days. Buyer will pay such additional storage charges via wire transfer within three (3) days of Buyer's receipt of invoice from Seller. The additional storage charge shall be as per terminal's standard tariff.

(h) Notwithstanding anything contained in ARTICLE 7(g), if the Authorized Delivery Location is other than Los Angeles/Long Beach, CA for the delivery of any Equipment, Buyer and Seller acknowledge that Seller may not be able to obtain twelve (12) calendar days of free storage for Equipment at such other Authorized Delivery Locations. Accordingly, for any Equipment delivered to Authorized Delivery Locations other than Los Angeles/Long Beach, CA, Buyer and Seller agree to negotiate the number of free storage days for Equipment at such other Authorized Delivery Locations, and Buyer shall be responsible for any storage in excess of such free storage pursuant to the payment provisions of ARTICLE 7(g) above.

(i) At the end of each calendar month during which Units of Equipment have been discharged at port, Seller shall complete a report in respect to Units of Equipment delivered during such month in the form set forth in Exhibit E or in a form reasonably acceptable to Buyer, and deliver it by facsimile by the third working day of the succeeding month to Buyer at Buyer's address specified in ARTICLE 15.

ARTICLE 8. Payment of the Contract Prices

(a) Payment of the Contract Price for Units of Equipment which are purchased by Buyer under this Contract shall be made in U.S. Dollars by wire transfer of immediately available funds to an account in the United States specified by Seller. Buyer shall make such payment within eighteen (18) days following the completed discharge and Buyer's acceptance of Equipment at the marine terminal specified on Exhibit A (as evidenced by delivery of an EIR or other confirmation for such Units showing delivery in good order in accordance with this Contract), and Seller's presentation of the following documents to the Buyer for each Delivered Unit of accepted Equipment:

    Commercial Invoice;

    Bill of Lading; and

    Inspection Certificate issued by Buyer's Inspector.

(b) In the event that Buyer fails to make payment within the eighteen (18) day deadline set forth in ARTICLE 8(a) above (the "Payment Deadline") in respect to any Containers, the Buyer originally named in this Contract (i.e., Pacer International, Inc.) shall be obligated to pay to Seller an additional amount equal to the Late Payment Obligation set forth in Exhibit A for each calendar day beyond the Payment Deadline that payment in respect to any such Containers is not paid.

ARTICLE 9. Custom's Charges, Taxes, Delivery Costs, and Transportation Mitigation Fees

Unless otherwise expressly agreed by Buyer, Seller shall pay all fees, taxes and delivery charges (including sales, value added, income (including U. S. income taxes, gross receipts and similar taxes) payable in connection with the manufacture, transportation, exportation, importation, delivery and sale of the Equipment including those imposed or assessed by or in the countries (including states or provinces and other local taxing authorities) of origin, manufacture, sale and delivery, except that Buyer shall pay any charges for the costs, if applicable, of customs clearance, and duties to the United States of America and sales taxes imposed by the United States and any state or local taxing authority in the United States. Seller shall be responsible for the Transportation Mitigation Fee (TMF)/Pier Pass Fee, when applicable on empty containers discharged in Los Angeles/Long Beach, CA . Seller shall be responsible to pay all taxes imposed in manufacturing country and delivery costs.

ARTICLE 10. Warranty

(a) Work and Material

(i) Seller warrants and represents that the Equipment will be free from defects in material and workmanship. If at any time from delivery of the Equipment to and acceptance thereof by Buyer to the expiration of five (5) years after delivery and Buyer's acceptance, any weakness, deficiency, defect, or breaking down (other than repairs necessitated solely as a result of ordinary wear and tear), of the Equipment sold to Buyer under this Contract (an "Equipment Defect") other than (i) that caused by the negligence or other improper act of anyone other than Seller or Seller's subcontractor, or (ii) as specified in ARTICLE 10(a)(ii), shall be discovered and reported by Buyer (or by an independent surveyor as provided ARTICLE 10(b)(ii) below), such Equipment Defect shall be corrected by Seller to the satisfaction of Buyer in accordance with the procedure described in ARTICLE 10(b).

(ii) Seller also warrants and represents that the paint and finish on the Equipment and on the components thereof will be free from coating failures or other defects which result in rust, corrosion, peeling paint or non-adhesion of paint or other coating materials to the surface of the Equipment (collectively, a "Paint Defect"). If at any time from and after delivery of the Equipment to Buyer to the expiration of five (5) years after delivery, any Paint Defect in the Equipment sold to Buyer under this Contract, other than that caused by the negligence or other improper act of anyone other than Seller or Seller's subcontractors, shall be discovered and reported by Buyer (or by an independent surveyor as provided in ARTICLE 10(b)(ii)), such Paint Defect shall be corrected by Seller to the satisfaction of Buyer in accordance with the procedures described in ARTICLE 10(b), provided that the foregoing shall not apply to repairs necessitated solely as a result of ordinary wear and tear.

(b) Within fifteen (15) days after receipt of written notice from Buyer of a claim for an Equipment Defect or a Paint Defect (collectively, a "Warranty Defect"), Seller shall either:

(i) arrange for repairs or replacement of the Warranty Defect directly, using Seller's own employees or contractors. Seller shall notify Buyer within such fifteen (15) days period of the arrangement made, and such repairs or replacement shall commence promptly and be concluded promptly; or

(ii) notify Buyer that Seller disputes the claim of a Warranty Defect. If a dispute about a Warranty Defect is not resolved within ten (10) days after delivery of such notice, Seller shall request Buyer to cause a survey of the Equipment to be conducted by, at Buyer's option, Bureau Veritas, American Bureau of Shipping, Lloyd's Registry or other recognized authority reasonably acceptable to the parties, whose decision as to the validity of the claim of Warranty Defect shall be binding. If the claim is found to be a Warranty Defect, Seller shall pay for the cost of the survey and shall arrange for repairs or replacement in accordance with ARTICLE 10(b)(i) within five (5) days of the issuance of such decision. If the claim is found not to be a Warranty Defect, Buyer shall pay the cost of survey.

(c) In the event Seller fails to take action as described in ARTICLE 10(b)(i) or (ii) within the time specified, Buyer, may, but shall not be required to, obtain estimates from independent repair contractors as to the cost of repairing the Warranty Defects and restoring the Equipment to conform to the requirements of this Contract, as well as estimates of those costs set forth in ARTICLE 10(d) below. If Buyer elects to obtain such estimates, Buyer shall submit each estimate to Seller within a reasonable time after receipt by Buyer. Such estimates shall conclusively determine the costs incurred by Buyer in connection with such Warranty Defects, and Seller shall pay the amount thereof to Buyer within thirty (30) days after receipt of each estimate by Seller. Buyer, at Buyer's option, may use such money to reimburse Buyer for the cost of performing the work itself or may contract with a third party to have the work performed.

(d) In addition to the direct costs of repair described in ARTICLE 10(b), Seller shall also pay and /or reimburse Buyer for all costs incurred by Buyer relating to repair of such Warranty Defects, including but not limited to, transportation, mounting on and dismounting from chassis, inspection and re-inspection, and costs of materials and labor.

(e) Neither the inspection or testing as provided in ARTICLE 5, nor technical acceptance or final acceptance of the Equipment as described in ARTICLE 6, nor the issuance of an Inspection Certificate or an EIR, as described in ARTICLE 6 or 7, nor approval of Seller's designs and the Specification for the Equipment by Buyer nor any other course of conduct by Buyer shall be deemed to diminish, waive or modify any of Buyer's rights or remedies under this ARTICLE 10.

ARTICLE 11. Patent, Copyright, Trademarks and Trade Secret Warranty; Infringement

Seller warrants that the Equipment will not infringe the patent, copyright, trademark and trade secret rights of any third party. Seller shall defend, indemnify and save harmless Buyer and its affiliates, agents, contractors, servants or employees from and against all loss, cost, liability and claims, plus attorneys' fees, resulting from any claim that the Equipment, or any material used in the construction of the Equipment or incorporated in the Equipment by Seller, infringes any United States or foreign patent, copyright, trademark or trade secret rights. If the Equipment or any material incorporated in the Equipment by Seller shall be held by a court having jurisdiction to constitute such an infringement and the use thereof shall be enjoined, Seller shall procure for Buyer at Seller's expense (i) the right to continue using the Equipment with any such infringement, (ii) replace infringing material with non-infringing material having equal or better utility, function and value, or (iii) modify the Equipment so it becomes non-infringing, as may be required to eliminate all problems of infringement while maintaining the same or better utility, function or value. Prompt written notice of the assertion of any claim or the bringing of any suit shall be given by Buyer to Seller, and thirty (30) days shall be given to Seller from giving of such notice to settle or defend it as Seller may see fit provided Seller provides Buyer with an acceptable indemnity in Buyer's discretion. Buyer shall provide every reasonable assistance in settling or defending such claim or suit. If, at the end of thirty (30) days, Seller fails to effect such settlement or defense, Buyer may undertake settlement or defense as it sees fit, with full reimbursement for damages, costs and attorneys' fees as herein provided.

ARTICLE 12. Seller's Default

(a) Each of the following shall constitute an act of default by Seller under this Contract (a "Seller Default"):

(i) The failure of Seller to manufacture the Equipment with such diligence and in such manner as required by this Contract and as will enable it to complete the delivery of the Units in accordance with the Delivery Schedule, except and to the extent that such failure is due to one or more Excusable Delays, which default continues un-remedied for a period of thirty (30) days after written notice to Seller thereof;

(ii) If due to the failure of Seller to perform its obligations hereunder the Units of Equipment scheduled for delivery in any month in the Delivery Schedule have not been delivered within sixty (60) days after the end of the month;

(iii) Seller fails to repair or replace a Warranty Defect as provided in ARTICLE 10;

(iv) Any other material default by Seller to perform or satisfy its obligations and conditions under this Contract, which default continues un-remedied for a period of thirty (30) days after written notice to Seller thereof;

(v) Any breach of any warranty by Seller; or

(vi) Seller is dissolved or makes a general assignment for the benefit of its creditors; a receiver or custodian of any kind whatsoever is appointed, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for a substantial portion of the property of Seller; Seller files a petition for relief under any chapter of the U.S. Bankruptcy Code or similar law; a petition for relief is filed against Seller and such petition is not dismissed by the court within sixty (60) days after the date on which such petition was filed; the admission by Seller in writing of its inability to pay debts generally as they become due; the failure of Seller generally to pay its debts as they become due; or if Seller fails to assume this Contract within thirty (30) days after the filing of a petition by or against Seller under the U.S. Bankruptcy Code or similar law.

(b) Right to Terminate

In the event that a Seller Default shall occur, at Buyer's option, Buyer may elect to cancel this Contract.

(c) Alternative Remedies

The rights conferred upon Buyer under the terms of this ARTICLE 12 shall not be exclusive of any other remedies in law or equity, which might be otherwise available to Buyer (including all rights and remedies of Buyer under the Uniform Commercial Code) upon the happening of a Seller Default. The failure of Buyer to exercise any of the rights conferred upon it in this ARTICLE 12 with respect to a Seller Default shall not constitute a waiver of any rights of Buyer with respect to any other Seller Default under this Contract.

ARTICLE 13. Buyer's Default; Actions by Seller upon Buyer Default

(a) Buyer Default

The following shall constitute an act of default by Buyer under this Contract (a "Buyer Default"): Failure by Buyer to make any proper payment to Seller required under the provisions of this Contract which failure continues unremedied for a period of thirty (30) days after written notice to Buyer thereof.

(b) Rights to Stop Work and to Terminate

In the event that a Buyer Default shall have occurred and be continuing, Seller, if it is not in default in the performance of any of its obligations under this Contract, (i) shall have, upon prior written notice to Buyer, the right to slow or to stop production of Units, and the Delivery Schedule as provided in ARTICLE 1 shall, without prejudice to Seller's right to recover damages therefor, be extended by additional time equal to the period of the continuance of such Buyer Default, and (ii) if such Buyer Default shall continue for more than thirty (30) days after written notice thereof by Seller to Buyer, Seller may, without prejudice to its rights to recover damages therefor from Buyer, terminate this Contract as to the undelivered Units of Equipment by written notice to Buyer.

(c) Alternative Remedies

The right conferred upon Seller under the terms of this ARTICLE 13 shall not be exclusive of any other remedies in law or equity, which might be otherwise available to Seller upon the happening of a Buyer Default. The failure of Seller to exercise any of the rights conferred upon it in this ARTICLE with respect to a Buyer Default shall not constitute a waiver of any right of Seller with respect to any other Buyer Default under this Contract.

ARTICLE 14. Option to Purchase Additional Equipment

(a) Seller grants to Buyer options to purchase additional Units of Equipment specified in Exhibit F (the "Option Equipment") under the following terms and conditions:

(i) Buyer may exercise the options in whole or in part from time to time on or before the dates specified in Exhibit F by delivering to Seller written notice specifying the number of units for which the option is being exercised and the required delivery date of the Option Equipment ordered. Seller shall immediately confirm its acceptance of the Option Equipment order and commit to using its best efforts to manufacture and deliver such units in accordance with the Option Equipment order. In the event the Seller cannot accept the Option Equipment order for whatever reason, the Buyer shall have the right to rigidly enforce the delivery time requirement in Exhibit A of this agreement AND eliminate any grace period allowed for such delivery time from any subsequent penalty calculations.

(ii) The Unit Price of the Option Equipment is specified in Exhibit F (the "Option Unit Price") and the aggregate price of any option exercised by Buyer shall be computed by multiplying the number of Units on which the option has been exercised by the Option Unit Price (in the aggregate for any option, the "Option Contract Price").

(iii) The Option Equipment shall be delivered by Seller to Buyer on the dates specified in Exhibit F, as such dates maybe adjusted as provided in ARTICLE 2 and ARTICLE 3 (the "Option Delivery Schedule").

(b) In the event that Buyer shall exercise one or more options as provided in ARTICLE 14(a), all of the terms and conditions of this Contract shall apply with respect to the Option Equipment except as modified by this ARTICLE 14 and except that where the term "Equipment" is used it shall refer to the "Option Equipment", where the term "Delivery Schedule" is used, it shall refer to the "Option Delivery Schedule"; where the term "Unit Price" is used, it shall refer to the "Option Unit Price"; and where the term "Contract Price" is used, it shall refer to the "Option Contract Price". Any changes in the Specification for the Option Equipment shall be set forth in a Contract Change issued under ARTICLE 2 executed by "Buyer's Authorized Representative" specified in ARTICLE 15 below.

ARTICLE 15. Notices

Until Seller shall designate otherwise in writing to Buyer, all notices under this Contract directed to Seller shall be in writing and shall be (i) personally delivered to Seller or (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or delivered by facsimile, with confirmation of receipt requested, to the following address:

Singamas Container Holdings Ltd.

19/F., Dah Sing Financial Centre

108 Gloucester Road, Hong Kong

Attn: Andy Chan -- Director

Until Buyer shall hereafter designate otherwise in writing to Seller, all notices under this Contact directed to Buyer shall be in writing and shall be (i) personally delivered to Buyer's VP, Controller ("Buyer's Authorized Representative") at the address specified below or (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or delivered by facsimile, with confirmation of receipt requested, to the following address:

Pacer Stacktrain

Attn: VP, Controller

One Concord Center

2300 Clayton Road, Suite 1200

Concord, California 94520

Facsimile Number: 925-887-1501

with a copy to:

Pacer International, Inc.

Attn: Legal Department

One Independent Drive, Suite 1250

Jacksonville, FL 32203

Facsimile Number: 904-485-1019

All notices given pursuant to this ARTICLE shall be deemed to have been received on the date of delivery if delivered in person, upon acknowledgment thereof if delivered by facsimile, telex, or telecopy or on the fifth day after the date of mailing by U.S. registered mail, return receipt requested if mailed and the sender has received the return receipt with notation thereon of delivery.

ARTICLE 16. Assignment

(a) This Contract shall not be assigned by either party without the written consent of the other party, which consent shall not be withheld unreasonably except that Buyer may, without the consent of Seller, assign this Contract to (i) any affiliate of Buyer or (ii) one or more financial institutions that provide or arrange for the financing of the Equipment for the benefit of Buyer or an affiliate of Buyer, whether structured as a secured loan, finance lease or lease purchase; provided that in the case of any such assignment Buyer shall remain bound and liable to Seller for Buyer's obligations under this Contract. Seller will upon request of Buyer cooperate in effecting any assignment authorized pursuant to this ARTICLE 16 and will execute any agreements or other instruments (including, without limitation, any supplement or amendment to or novation of this Contract) that may be required in order to give effect to or perfect any such assignment.

(b) Notwithstanding any assignment by Buyer to a financial institution pursuant to clause (ii) of paragraph (a) of this ARTICLE 16, the Buyer originally named in this Contract (i.e., Pacer International, Inc.), and not any such financial institution, shall remain solely responsible for any Late Payment Obligation under ARTICLE 8 above.

ARTICLE 17. Governing Law

The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of California, USA, without application of its conflicts of laws principles.

Buyer and Seller have caused this Contract to be executed in two counterparts as of the date and year first above written.

Pacer International, Inc. As Buyer	Singamas Container Holdings Ltd. As Seller

/s/ Lawrence C. Yarberry	/s/ Andy Chan
By: Lawrence C. Yarberry	By: Andy Chan
Title: Chief Financial Officer	Title: Marketing Director

Date: March 20, 2006	Date: March 15, 2006